ACELITY L.P. INC. REPORTS
FIRST QUARTER FINANCIAL RESULTS FOR 2015
U.S. Advanced Wound Therapeutics revenue grew 11.0%

Financial Highlights

•	Revenue of $444.1 million, up 0.3% from the prior-year period and 4.2% on a constant currency basis

•	Adjusted EBITDA from continuing operations[1] of $165.8 million, grew 7.7% versus the prior-year period and 10.5% on a constant currency basis, achieving an Adjusted EBITDA margin of 37.3%

•	Loss from continuing operations improved to $4.5 million compared to $47.1 million in the prior-year period

Operational Highlights

•	Celebrated the 20th anniversary of Acelity’s revolutionary V.A.C.® Therapy technology with record level of seasonally adjusted units in use

•
Launched two innovative product offerings: Nanova™, an advanced wound dressing enhanced by NPWT, and the industry-first iOn Healing™ mobile application designed to provide wound care clinicians with a suite of tools to improve customer support and increase productivity

•	Won arbitration with Vital Needs (“VNI”); the arbitration panel found that KCI has no liability for any of the claims asserted by VNI

•	Successfully amended senior secured credit facility to provide enhanced financial flexibility

Joe Woody, President and Chief Executive Officer, commented, “twenty years ago, we introduced the revolutionary V.A.C.® Therapy System which transformed the wound care landscape. This innovative technology has become the treatment of choice around the world, supported by more published clinical evidence than any other form of NPWT on the market and has treated more than 9 million wounds worldwide.”

“Our strong performance in the first quarter was driven by our North American Advanced Wound Therapeutics devices business, which delivered double-digit growth and achieved the highest seasonally adjusted volumes in the history of the Company. We are well positioned to build on this successful expansion of our core market, adapt to new payment models in the U.S. and abroad, and reduce the total overall cost of care. These operational successes, coupled with our relentless focus on balancing cost control with execution, position the Company to drive long-term value creation as a leading, globally diversified healthcare company.”

Results of the first quarter ended March 31, 2015

Acelity revenue for the first quarter of 2015 was $444.1 million, up from the prior-year period by 0.3% as reported and 4.2% on a constant currency basis.

•
Advanced Wound Therapeutics (“AWT”) revenue was $337.3 million, up 2.0% as reported and 6.7% on a constant currency basis, compared to the prior-year period. Growth in AWT revenue was fueled primarily by increased NPWT volumes during the quarter, double-digit focus product growth led by sales of Prevena™, and strong growth in our international markets as we increased our market penetration globally.

•
Regenerative Medicine revenue was $104.2 million, down 2.3% as reported and 1.0% on a constant currency basis, compared to the prior-year period. The decline was primarily due to lower volumes associated with hernia repair procedures, partially offset by mid-single digit growth in breast reconstruction and strong growth in international markets.

Adjusted EBITDA from continuing operations for the first quarter of 2015 increased 7.7% to $165.8 million from $154.0 million in the prior-year period and increased 10.5% on a constant currency basis. The growth rate of Adjusted EBITDA from continuing operations was negatively impacted by 2.8% due to unfavorable movements in foreign exchange rates. Growth in Adjusted EBITDA was attributable to strong revenue as well as expense savings associated with our integration and business optimization efforts. Our loss from continuing operations for the first quarter of 2015 was $4.5 million, compared to $47.1 million in the prior-year period.

Woody concluded, “Acelity is executing on a plan to achieve breakthrough performance in 2015, building off two consecutive quarters of revenue growth. We plan to reinvest in our business globally and expand our product portfolio through investments in innovation and complementary acquisitions to further accelerate growth and market penetration.”

Financial Position

Total cash at March 31, 2015 was $250.5 million. During the first quarter of 2015, Acelity generated cash of $102.3 million from operations, used cash of $15.0 million in investing activities and used cash of $13.2 million in financing activities. On March 10, 2015, we entered into Amendment No. 6 to our Senior Secured Credit Facility (“Amendment No. 6”). As a result of Amendment No. 6, the financial covenants were amended to remove the interest coverage ratio in its entirety and to set the total leverage ratio for any test period to be no greater than 8.25:1.00. In addition, Amendment No. 6 resulted in an increase to the nominal interest rates of each term loan under our senior secured credit facility by 50 basis points.

As of March 31, 2015, total long-term debt outstanding was $4.800 billion and our Net Leverage Ratio2 was 6.1x.

Company Structure

Acelity is a non-operating holding company whose business is comprised of the operations of wholly-owned subsidiaries that commercialize our advanced wound therapeutics and regenerative medicine products. Our advanced wound therapeutics business is conducted by KCI and its subsidiaries, including Systagenix, and our regenerative medicine business is conducted by LifeCell. Acelity is controlled by investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board and certain other co-investors.  Unless otherwise noted in this report, the terms “we,” “our” or “Company,” refer to Acelity and its subsidiaries, collectively.

Non-GAAP Financial Information

Within this document, we have presented 1) Adjusted EBITDA from continuing operations, as defined in our senior secured credit agreement and 2) supplemental revenue and EBITDA data to exclude the impact of foreign currency fluctuations on a non-GAAP basis.

These non-GAAP financial measures do not replace the presentation of our GAAP results. We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results on a basis that better facilitates an understanding of our results of operations which may not be otherwise apparent under GAAP. Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends. In addition, we believe some investors may use this information in a similar fashion. A reconciliation of certain GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

1Adjusted EBITDA from continuing operations excludes the operations of our previously divested SPY ELITE® business and the impact of merger-related expenses, foreign currency gains or losses, business optimization expenses and other expenses specified in the reconciliation within this release.

2 The Net Leverage Ratio represents Net Debt divided by Consolidated EBITDA for the last twelve months. Net Debt consists of total indebtedness including capital leases and other financing obligations, less cash and cash equivalents up to the greater of$300.0 million or 40% of Consolidated EBITDA for the last twelve months. Consolidated EBITDA, as defined in our senior secured credit agreement, represents Adjusted EBITDA from continuing operations plus “run rate” cost savings.

FOR MORE INFORMATION, CONTACT:

Investors
Caleb Moore
Office: (210) 255-6433
caleb.moore@acelity.com

Media
Cheston Turbyfill
Office: (210) 255-7757
cheston.turbyfill@acelity.com

ACELITY L.P. INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2015	2014	% Change
Revenue:
Rental	$172,839	$164,977	4.8%
Sales	271,211	277,658	(2.3)
Total revenue	444,050	442,635	0.3

Rental expenses	78,178	84,649	(7.6)
Cost of sales	73,414	81,390	(9.8)
Gross profit	292,458	276,596	5.7

Selling, general and administrative expenses	147,763	175,612	(15.9)
Research and development expenses	14,678	17,490	(16.1)
Acquired intangible asset amortization	45,877	50,689	(9.5)
Operating earnings	84,140	32,805	156.5

Interest income and other	147	95	54.7
Interest expense	(104,726)	(102,195)	2.5
Foreign currency gain	19,400	236	—
Derivative instruments loss	(3,348)	(3)	—
Loss from continuing operations before income tax expense (benefit)	(4,387)	(69,062)	(93.6)
Income tax expense (benefit)	144	(22,002)	—
Loss from continuing operations	(4,531)	(47,060)	(90.4)
Earnings from discontinued operations, net of tax	—	677	—
Net loss	$(4,531)	$(46,383)	(90.2)%

ACELITY L.P. INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2015	December 31, 2014
Assets:	(unaudited)
Current assets:
Cash and cash equivalents	$250,509	$183,541
Accounts receivable, net	365,124	370,483
Inventories, net	182,457	178,222
Deferred income taxes	70,515	63,025
Prepaid expenses and other	28,337	27,563
Total current assets	896,942	822,834

Net property, plant and equipment	277,653	288,048
Debt issuance costs, net	72,094	77,896
Deferred income taxes	30,466	31,692
Goodwill	3,378,298	3,378,298
Identifiable intangible assets, net	2,352,814	2,397,251
Other non-current assets	4,709	4,694

	$7,012,976	$7,000,713

Liabilities and Equity:
Current liabilities:
Accounts payable	$55,946	$51,827
Accrued expenses and other	395,514	343,484
Current installments of long-term debt	25,385	25,721
Income taxes payable	9,981	1,305
Deferred income taxes	103,135	113,658
Total current liabilities	589,961	535,995

Long-term debt, net of current installments and discount	4,774,787	4,815,290
Non-current tax liabilities	33,845	33,300
Deferred income taxes	799,334	792,157
Other non-current liabilities	165,909	163,258
Total liabilities	6,363,836	6,340,000
Equity:
General partner’s capital	—	—
Limited partners’ capital	666,285	670,787
Accumulated other comprehensive loss, net	(17,145)	(10,074)
Total equity	649,140	660,713

	$7,012,976	$7,000,713

ACELITY L.P. INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(4,531)	$(46,383)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of debt issuance costs and discount	9,968	9,668
Depreciation and other amortization	66,331	82,029
Amortization of fair value step-up in inventory	—	6,680
Provision for bad debt	1,827	4,101
Equity-based compensation expense	535	941
Deferred income tax benefit	(11,971)	(44,674)
Unrealized gain on derivative instruments	(315)	(4,076)
Unrealized loss (gain) on revaluation of cross currency debt	(32,429)	241
Change in assets and liabilities:
Decrease in accounts receivable, net	5,362	20,806
Increase in inventories, net	(3,666)	(7,302)
Decrease (increase) in prepaid expenses and other	(774)	17,546
Increase in accounts payable	4,363	6,473
Increase in accrued expenses and other	56,048	31,799
Increase in tax liabilities, net	11,525	4,997
Net cash provided by operating activities	102,273	82,846

Cash flows from investing activities:
Additions to property, plant and equipment	(10,491)	(10,801)
Increase in inventory to be converted into equipment for short-term rental	(3,356)	(2,240)
Dispositions of property, plant and equipment	678	377
Businesses acquired in purchase transactions, net of cash acquired	—	(4,613)
Increase in identifiable intangible assets and other non-current assets	(1,821)	(1,281)
Net cash used by investing activities	(14,990)	(18,558)

Cash flows from financing activities:
Distribution to limited partners	(55)	—
Settlement of profits interest units	(517)	—
Repayments of long-term debt and capital lease obligations	(6,415)	(6,635)
Debt issuance costs	(6,256)	—
Net cash used by financing activities	(13,243)	(6,635)
Effect of exchange rate changes on cash and cash equivalents	(7,072)	38
Net increase in cash and cash equivalents	66,968	57,691
Cash and cash equivalents, beginning of period	183,541	206,949
Cash and cash equivalents, end of period	$250,509	$264,640

ACELITY L.P. INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(dollars in thousands)
(unaudited)

	Three months ended March 31,				GAAP % Change	Constant Currency % Change (1)
	2015			2014 GAAP
	GAAP	FX Impact	Constant Currency
Advanced Wound Therapeutics revenue:
Rental	$172,839	$3,608	$176,447	$164,977	4.8%	7.0%
Sales	164,420	12,083	176,503	165,818	(0.8)	6.4
Total	337,259	15,691	352,950	330,795	2.0	6.7

Regenerative Medicine revenue:
Sales	104,169	1,414	105,583	106,656	(2.3)	(1.0)

Other revenue:
Sales	2,622	250	2,872	5,184	(49.4)	(44.6)

Total revenue:
Rental	172,839	3,608	176,447	164,977	4.8	7.0
Sales	271,211	13,747	284,958	277,658	(2.3)	2.6
Total	$444,050	$17,355	$461,405	$442,635	0.3%	4.2%

(1) Represents percentage change between 2015 non-GAAP Constant Currency revenue and 2014 GAAP revenue.

ACELITY L.P. INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Selected Financial Information
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2015	2014

Net loss	$(4,531)	$(46,383)
Earnings from discontinued operations, net of tax	—	(677)
Interest expense, net of interest income	104,651	102,105
Income tax expense (benefit)	144	(22,002)
Foreign currency gain	(19,400)	(236)
Depreciation and other amortization	66,331	82,029
Derivative instruments loss	3,348	3
Management fees and expenses	1,312	990
Equity-based compensation expense	535	941
Acquisition, disposition and financing expenses (1)	2,580	2,810
Business optimization expenses (2)	6,128	18,309
Other permitted expenses (3)	4,738	16,145
Adjusted EBITDA from continuing operations	165,836	154,034
Adjusted EBITDA from discontinued operations (4)	—	1,100
Total Adjusted EBITDA	$165,836	$155,134

Adjusted EBITDA from continuing operations as a percentage of revenue	37.3%	34.8%

(1) Represents labor, travel, training, consulting and other costs associated with acquisition, disposition and financing activities, such as the acquisition of Systagenix, technology acquisitions and the amendment of our senior secured credit facility.
(2) Represents labor, travel, training, consulting and other costs associated exclusively with our business optimization initiatives.
(3) Represents charges for the amortization of the fair value step-up in inventory and other permitted expenses.
(4) Adjusted EBITDA from discontinued operations includes the (gain) loss from discontinued operations, adjusted as defined in our senior secured credit agreement.

					As Reported % Change	Constant Currency % Change (1)
	2015			2014 As Reported
	As Reported	FX Impact	Constant Currency
Three months ended March 31,
Adjusted EBITDA from continuing operations	$165,836	$4,393	$170,229	154,034	7.7%	10.5%

(1) Represents percentage change between 2015 Constant Currency EBITDA and 2014 As Reported EBITDA.